Exhibit 99.1

Courier Rebounds in First Quarter

Earnings Up Sharply on Sales Gains in Key Markets

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--January 20, 2010--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced improved sales and earnings for the quarter ended December 26, 2009, the first quarter of its 2010 fiscal year, reflecting improvements in both of the company’s business segments. Revenues for the quarter were $63.1 million, up 6% from last year’s first-quarter sales of $59.6 million. Net income for the quarter was $2.8 million, compared to $0.7 million in the first quarter of fiscal 2009. Net income per diluted share for the quarter was $.23, versus $.06 in the first quarter of fiscal 2009.

Among Courier’s publishing businesses, sales were up at both Dover Publications and Research & Education Association (REA). Sales at Creative Homeowner were down, though the prior-year comparison included book distribution revenues from a service the company no longer offers. In the company’s book manufacturing segment, gains were strongest in religious scriptures and college textbooks.

“We worked hard to make this quarter happen,” said Courier Chairman and Chief Executive Officer James F. Conway III. “We had help from key customers, and from a modest improvement in consumer confidence as the recession started to ease. But it was still tough going for many publishers and retailers. Our answer, as always, was to go the extra mile for every customer and every situation. While weak sales at home centers continued to hamper performance at Creative Homeowner, Dover and REA both profited from their strong product launches and ramped-up consumer marketing. In book manufacturing, it was particularly gratifying to see a rebound in religious sales after three down quarters, not to mention our continued strong performance in the college textbook market.

“We had other achievements in the quarter as well. Preparations for our installation of a new digital printing system continued, on time and on budget, at our home base in North Chelmsford, Massachusetts. Finally, between leaner operations and improved results, we were able to bring our debt down by another $5 million to under $9 million, leaving us well positioned for future growth.”

Book manufacturing earnings up 59% on 8% sales gain

Courier’s book manufacturing segment had first-quarter sales of $54.8 million, up 8% from $50.9 million in last year’s first quarter. The segment’s operating income was $5.7 million, up 59% from $3.6 million a year ago. Gross profit in the segment rose to $13.1 million from $10.6 million in fiscal 2009, and rose as a percentage of sales to 23.8% from last year’s figure of 20.9%.

The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market were up 15% in the quarter due to increased sales of four-color textbooks for colleges and universities. Sales to the specialty trade market were flat from a year ago, though four-color trade sales were up. Sales to the religious market were up 12% from last year’s first quarter.

“We welcomed the return of a healthy order flow from our largest religious customer,” said Mr. Conway. “On top of that, we had continued growth in sales of college textbooks. Our margins were helped by increased capacity utilization as well as the cost reductions achieved last year. But the largest factor continued to be our success at attracting more four-color work from both new and existing customers. Overall, it was a very good way to end the old calendar year and start off a more promising fiscal year.”

Growth at Dover and REA drives improved publishing performance

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Research & Education Association (REA), a publisher of test preparation books and study guides; and Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening.

First-quarter revenues for the segment were $11.6 million, up slightly from $11.5 million in last year’s first quarter. Sales were up 18% at Dover and up 48% at REA, spurred by strong sales of Dover books in several categories and REA’s largest quarterly launch of new titles ever. Creative Homeowner sales were down 61%, reflecting continued weakness in store traffic at home centers, the company’s largest sales channel. This decrease in sales also reflected the company’s cessation of its book distribution services in early January 2009, which contributed approximately $1.2 million of revenue in last year’s first quarter. Overall, the segment lost $514,000 in the quarter, versus a loss of $1.9 million a year ago. This improvement reflects both the revenue growth at Dover and REA and the effects of cost reduction measures implemented in fiscal 2009.

“Facing an uncertain holiday season, some retailers ordered cautiously and worked down their book inventories,” said Mr. Conway. “REA overcame this effect with its outstanding list of new releases, while Dover did well with its value-priced strategy in areas ranging from arts, crafts and math to children’s books. Slow sales to home improvement centers hurt Creative Homeowner, though its sales through other channels rose modestly. With inventories increasingly depleted and the economy gradually improving, we expect an uptick for Creative Homeowner in anticipation of spring home and garden promotions. Meanwhile, all three of our publishing businesses are getting increasingly positive responses from retailers as they continue to implement a more agile, market-driven approach to editorial content, branding and pricing.”

Outlook

“We are pleased to have gotten off to such a strong start in fiscal 2010,” said Mr. Conway. “At the same time, the challenges are far from over. Consumers are still worried about the economy, retailers are still ordering cautiously, and price competition remains intense. State and local governments are still strapped, and many school districts are deferring spending. In response, we are playing to our strengths in healthier market segments while working to differentiate ourselves everywhere through technology, productivity and service on the manufacturing side, and editorial quality and market focus on the publishing side.

“Meanwhile, we continue to seek out ways to serve both new and current customers better. On January 15, we acquired Highcrest Media LLC, a provider of Web-based software that streamlines the production of customized textbooks used in colleges, universities and businesses. Together with our forthcoming installation of digital printing technology, this acquisition will strengthen our capabilities in the highest-growth segment of the textbook market. For the balance of the year, we do not expect Highcrest to have an appreciable impact on Courier earnings; however, as previously noted, startup costs associated with the digital print operation will likely reduce fiscal 2010 income by between $.05 and $.10 per share. These costs have been factored into our fiscal 2010 guidance.

“Factors not incorporated into our guidance include the potential impact of continued weakness in the credit markets on customers, competitors and vendors in both of our business segments, and the possibility of future impairment or restructuring charges.

“For fiscal 2010 overall, we expect to achieve total sales of between $255 million and $266 million. We expect earnings per diluted share of between $.75 and $1.00, versus our fiscal 2009 earnings of $.86 per diluted share, excluding restructuring and impairment charges.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company's performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. We expect EBITDA in fiscal 2010 to be between $37 million and $42 million, compared to $37 million, excluding impairment and restructuring charges, in fiscal 2009.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, and tightness in the credit markets. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	FIRST QUARTER ENDED
	December 26,	December 27,
	2009	2008

Net sales	$63,104	$59,647
Cost of sales	45,808	45,219

Gross profit	17,296	14,428

Selling and administrative expenses	12,651	13,076

Operating income	4,645	1,352

Interest expense, net	118	227

Income before taxes	4,527	1,125

Income tax provision	1,743	422

Net income	$2,784	$703

Net income per diluted share	$0.23	$0.06

Cash dividends declared per share	$0.21	$0.21

Wtd. average diluted shares outstanding	11,957	11,878

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$54,841	$50,882
Specialty Publishing	11,561	11,503
Elimination of intersegment sales	(3,298)	(2,738)
Total	$63,104	$59,647

Operating income (loss):
Book Manufacturing	$5,701	$3,588
Specialty Publishing	(514)	(1,927)
Stock based compensation	(349)	(383)
Intersegment profit	(193)	74
Total	$4,645	$1,352

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	FIRST QUARTER ENDED
	December 26,	December 27,
	2009	2008

Net sales	$54,841	$50,882
Cost of sales	41,766	40,270

Gross profit	13,075	10,612

Selling and administrative expenses	7,374	7,024

Operating income	$5,701	$3,588

SPECIALTY PUBLISHING SEGMENT	FIRST QUARTER ENDED
	December 26,	December 27,
	2009	2008

Net sales	$11,561	$11,503
Cost of sales	7,148	7,761

Gross profit	4,413	3,742

Selling and administrative expenses	4,927	5,669

Operating income (loss)	($514)	($1,927)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	December 26,	September 26,
ASSETS	2009	2009

Current assets:
Cash and cash equivalents	$488	$492
Investments	1,080	1,017
Accounts receivable	34,189	34,176
Inventories	37,793	38,026
Deferred income taxes	4,461	4,462
Other current assets	1,135	1,404
Total current assets	79,146	79,577

Property, plant and equipment, net	86,623	89,754
Goodwill and other intangibles	28,649	28,700
Prepublication costs	8,924	9,194
Other assets	1,284	1,212

Total assets	$204,626	$208,437

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$96	$96
Accounts payable	10,108	10,974
Accrued taxes	2,342	3,032
Other current liabilities	15,498	13,048
Total current liabilities	28,044	27,150

Long-term debt	8,432	13,514
Deferred income taxes	300	177
Other liabilities	2,729	3,006

Total liabilities	39,505	43,847

Total stockholders' equity	165,121	164,590

Total liabilities and stockholders' equity	$204,626	$208,437

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF FREE CASH FLOW (Unaudited)
(In thousands)

	For the First Quarter Ended
	December 26,	December 27,
	2009	2008

Operating Activities:
Net income	$2,784	$703
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	5,130	5,334
Stock based compensation	349	383
Deferred income taxes	124	438
Changes in working capital	1,383	(2,885)
Other, net	(62)	(94)

Cash provided from operating activities	9,708	3,879

Investments in organic growth:
Capital expenditures	(1,020)	(2,479)
Prepublication costs	(1,036)	(1,200)

Free cash flow	7,652	200

Financing Activities:
Long-term borrowings, net	(5,082)	2,169
Cash dividends	(2,511)	(2,494)
Other	(63)	113

Cash used for financing activities	(7,656)	(212)

Decrease in cash and cash equivalents	($4)	($12)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including Free Cash Flow and EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Capital expenditures	($1,020)	($2,479)
Prepublication costs	(1,036)	(1,200)
Other	(63)	113
Cash used for investing activities	($2,119)	($3,566)

Other non-GAAP measures - EBITDA:
Net income	$2,784	$703
Income tax provision	1,743	422
Interest expense, net	118	227
Depreciation and amortization	5,130	5,334
EBITDA	$9,775	$6,686

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com